PRESS RELEASE


Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000


FOR IMMEDIATE RELEASE
February 5, 2002


Landmark Bancorp, Inc. Announces Results For the Quarter Ended December 31, 2001 and
Declares Cash Dividend


	(Manhattan, KS, February 5, 2002)
Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported operating earnings, net of tax, for the quarter ended December 31, 2001 of $1,073,000, an increase of 58%, compared to operating earnings, net of tax, of $680,000 for the quarter ended
December 31, 2000, according to Patrick L.
Alexander, President and Chief Executive Officer.
Diluted operating earnings, net of tax, per share for the quarter ended December 31, 2001 was $.53 versus $.57 for the quarter ended December 31, 2000. The decrease in earnings per share is primarily the result of the issuance of 817,806 shares to former MNB Bancshares, Inc. shareholders as a result of the October 9, 2001 merger.

The company also announced its board of
directors declared a cash dividend of 15 cents per share to shareholders of record as of February 1, 2002, payable February 13, 2002. Additionally, the
Company recently paid a 5% stock dividend to shareholders during December 2001.

As previously reported, Landmark
completed its merger with MNB Bancshares, Inc. on October 9, 2001. Accordingly, the results for the quarter ended December 31, 2001 include MNB's results since that date. In conjunction with the merger, non-recurring expenses of $2.7 million were incurred during the quarter ended December 31, 2001. The inclusion of the non-recurring merger expenses, resulted in a net loss of $638,000 for the quarter ended December 31, 2001. Diluted net loss per share for the quarter ended December 31, 2001 was $.32.

On October 1, 2000, the Company adopted
Statement of Financial Accounting Standards No.
133. In connection with the adoption, certain investments were reclassified from held-to-maturity to available-for-sale and trading and resulted in a cumulative decrease in earnings of $215,000, net of tax. Net earnings after the cumulative effect of the change in accounting principle for the quarter ended
December 31, 2000 were $466,000. Diluted net earnings per share for the quarter ended December
31, 2000 was $.39.

	Alexander remarked, "We continue to be
extremely excited about the October 9, 2001 merger of Landmark Bancshares, Inc. and MNB
Bancshares, Inc. Our operating earnings, absent non-recurring merger related expenses and before a change in accounting principle, increased $393,000 in 2001 to $1,073,000 compared to $680,000 for the quarter ended December 31, 2000. Further, these quarterly results did not reflect nine days of operations for MNB Bancshares, Inc. due to the merger being consummated on October 9. The combination of Landmark and MNB is providing our customers greater resources, products, and capacity by combining the strengths and geographical diversification of both companies. We expect that the commercial and consumer lending talents of the combined organization will facilitate our efforts to diversify the loan portfolio and profitably employ the liquidity position we currently have. We are currently identifying and pursuing operational efficiency initiatives and anticipate implementing and achieving the majority of the related cost savings by the third quarter of 2002.
We expect the resulting increase in asset size and cost savings from our merger to improve profitability and enhance our stockholders' value."

	Landmark Bancorp, Inc.'s total assets
increased to $350 million at December 31, 2001 compared to $200 million at September 30, 2001 as a result of the merger with MNB on October 9, 2001. Loans, receivables, net were $241 million at December 31, 2001 compared to $144 million at September 30, 2001. At December 31, 2001, the allowance for loan losses was $2.6 million, or 1.1% of net loans, compared to $1.4 million, or 1.0% at September 30, 2001.

Landmark Bancorp, Inc. is the holding
company for Landmark National Bank.  Landmark
National Bank has branches in Manhattan (2),
Auburn, Dodge City (2), Garden City, Great Bend,
Hoisington, LaCrosse, Osage City, Topeka and
Wamego, Kansas.

	Financial highlights for Landmark Bancorp,
Inc. are attached.  In conjunction with the October
9, 2001 merger, Landmark Bancorp, Inc. has changed its fiscal year end from September 30 to December 31. Accordingly, the quarter ended
December 31, 2001 will be reported on Form 10-K as a transition period. Landmark Bancorp, Inc.'s initial twelve-month fiscal year end will conclude on December 31, 2002.

	Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange
Commission.